Exhibit 99.1

Ameritek Ventures Signs Definitive Term Sheet for $16 Million Private Debenture Financing - Net Proceeds to Provide Working Capital to Drive Manufacturing and Production Plan Execution

LAS VEGAS, NV , April 25, 2018 (GLOBE NEWSWIRE) -- Ameritek Ventures (OTC: ATVK) (“the Company”), today announced that it has executed a binding term sheet on a private debenture financing that is expected to result in net proceeds of $16 million to Ameritek. The agreement includes provisions for the establishment of licensing agreements across multiple global jurisdictions that would provide additional capital from licensing fees to accelerate Ameritek’s commercial strategy.

“This funding represents a key milestone for Ameritek, as it will enable the Company to secure our manufacturing facility in Roanoke, Virginia, assembling of required equipment to produce optical fiber preforms at an initial annual run rate of 5 million kilometers,” commented Kenneth Mayeaux, Ameritek’s VP of Operations. “We are confident this extended operating runway and licensing opportunities will support a broad, global distribution of high-quality preforms produced in the Virginia facility, meeting the continued market demand for these vital components that are currently in short supply.”

Additional information on this transaction will be available on the Company’s current report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission.

To be added to the email distribution list please email ameritek@kcsa.com with ‘Ameritek’ in the subject line.

About Ameritek Ventures

Ameritek Ventures is a manufacturer of proprietary machinery that is used to produce optical fiber preforms. These preforms are then used to produce commercial grade optical fiber. Once produced, this optical fiber is fabricated into fiber optic cable which serves as the backbone of the multi-billion dollar telecommunication industry.

The market demand for preforms and optical fiber has experienced rapid growth in the wireless, cable television, internet and high-speed data transmission industries. The Company's equipment, processes and managed system deployments will provide the market with the highest quality preforms used to manufacture fiber optic cable and will support significant growth worldwide.

Forward-Looking Statements

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Investor Contact:

Steve Silver / Phil Carlson

KCSA Strategic Communications

212-896-1220 / 212-896-1233

ssilver@kcsa.com / pcarlson@kcsa.com